Exhibit 99.1

Contact:
John Davenport, CEO
Eric Hilliard, COO
Nick Berchtold, CFO
440-715-1300

ENERGY FOCUS, INC. REPORTS FOURTH QUARTER 2007 RESULTS

SOLON, Ohio, March 6, 2008 -- Energy Focus, Inc. (Nasdaq: EFOI) today announced financial results for the fourth quarter ended December 31, 2007. Financial and operating highlights include the following:

•
Revenues for year were $22,898,000, a decrease of 15% over the sales of $27,036,000 in 2006. The loss for the full year was $11,316,000 ($0.98 per share) compared to $9,650,000 ($0.85 per share) in 2006.

•
The Company finished the year with a balance sheet showing cash at $8,412,000 and total shareholders equity of $21,619,000. Cash utilization for the year was $7,556,000, compared to $7,610,000 for 2006.

•
Fourth quarter revenues were $5,439,000, a 24 % decrease over sales in the fourth quarter of 2006 of $7,191,000. The net loss in the quarter was $3,665,000 ($0.31 per share) compared to the net loss of $2,784,000 ($0.24 per share) in the fourth quarter of 2006.

•
Operating expenses declined by 5%, $208,000, for the quarter. Much of the decrease is attributable to lower general and administrative expenses combined with better expense management during the second half of the year offset by severance, bad debt expenses and significant reductions in government R&D reimbursements. For the full year, operating expenses were flat vs. 2006.

•
EFO® sales increased to $7,011,000, for the full year 2007 compared to $5,316,000 million in 2006. This represents an increase of 32%. During 2007, a reclassification was done which resulted in 2006 EFO® sales figures being restated to $5,316,000 from the $4,033,000 previously disclosed.

•
The company is forecasting EFO® sales to double in 2008, with EFO® sales accounting for 50% of EFOI’s revenue in 2008. 40% of EFO® sales are expected in the 1st half with 60% in 2nd half. Traditional product sales are expected to continue to decline about 15% over the year. However, with the forecast rise in EFO® sales, overall EFOI sales are expected to increase more than 20% in 2008. Cash usage for the year is expected to be below $5MM with about half used in Q1 - a result of delayed receivables from the Pool division’s early buy program.

John Davenport, Energy Focus President and CEO, said, "While we continue to be pleased with EFO’s increasing traction in our served markets, we are disappointed that 2007 revenues and earnings were below expectations. The changes we made in 2007 in our organization and leadership will make us much stronger in 2008 and in the future. In 2008 EFO sales are expected to dominate Energy Focus’ sales for the first time, driving an expected 20% overall revenue growth. The sales growth, together with savings from efficiency improvements put in place in 2007 is expected to reduce cash usage to less than $5,000,000.”

“The US government has finally recognized the need to eliminate inefficient traditional incandescent light bulbs. We are already producing energy efficient lighting products, utilizing advanced HID and LED sources that meet the efficiency requirements mandated to begin in 2012 today. These products serve an increasingly energy conscious lighting market. Energy Focus is well positioned to serve that emerging market. We are definitely ahead of the curve, from a product perspective,” Davenport added. “Our challenge in 2008 will be in multiplying the ways EFO products get to market.”

The company recently started selling products to the US government and has entered partnerships with TCP, Inc. of Aurora, Ohio, and Eco Engineering LLC of Cincinnati, Ohio, to distribute a broad range of its energy efficient lighting products to its national customer base. “We are already seeing significant EFO sales of our new military products as well as a result of the relationships with TCP and Eco Engineering and expect to add to them as a result of ongoing discussions with a number of potential partners.”

Eric Hilliard, Energy Focus’s Chief Operating Officer added, “2007 was a year with a great deal of change in our organization at all levels. We have new faces and talent to help drive our business in the direction necessary for success. All of these changes are directed toward bringing significant growth while keeping costs under control as we grow.” Mr. Hilliard continued, “We’re already seeing growth from a series of new EFO products launched in January as well as from further penetration of our existing EFO products. In addition to the organizational changes, we have constructed a new showroom at our world headquarters to display our patented technologies in a great aesthetic environment, one that we expect will not only demonstrate EFO’s energy saving but its great lighting quality and versatility as well. This showroom will help drive the growth by allowing us to bring those qualities home to architects, designers and lighting specifiers. Finally, we’ll launch a newly revamped web site in May. Its much improved look and feel is also expected to have a positive sales impact.”

 Energy Focus, Inc. management will host a conference call on March 6, 2008 at 11:30 a.m. EDT (8:30 a.m. PDT) to review the fourth Quarter 2007 Financial Results and other corporate events, followed by a Q & A session. Dialing 1-866-507-5712 (US/Canada) or 1-706-758-4961 (International/Local) can access the call. The conference ID number is 37689584. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The conference call will also be available over the Internet at http://www.energyfocusinc.com in the Investor Relations area of the site or by going to http://www.mkr-group.com. A replay of the conference call will be available two hours after the call for the following 7 days by dialing 1-866-507-5712 (US/Canada) or 1-706-758-4961 (international/local) and entering the following pass code: 37689584. Also, an instant replay of the conference call will be available over the Internet at http://www.energyfocusinc.com on March 21, 2008 and will remain available for one year in the Investor Relations area of the site or by going to http://www.mkr-group.com

About Energy Focus

Energy Focus designs, develops, manufactures and markets fiber optic lighting systems for wide-ranging uses in both the general commercial and the pool and spa lighting markets. Energy Focus' EFO system, introduced in 2004, offers energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications. The Company's headquarters are located at 32000 Aurora Rd., Solon, Ohio. The Company has additional offices in California, England and Germany. Telephone: 440-715-1300. Web site: http://www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the business outlook for 2008 and thereafter the potential growth of EFO sales based upon its energy savings over LED's and fluorescent lights. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, a slowing of the U.S. and world economy and its effects on Energy Focus' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, higher than anticipated expenses, unanticipated costs of integrating acquisitions into the Energy Focus operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Energy Focus financial results, please refer to the Company's SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	December 31,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,412	$3,705
Short-term investments	0	12,263
Accounts receivable trade, net	3,454	6,185
Inventories, net	6,888	7,708
Prepaid and other current assets	381	324
Total current assets	19,135	30,185

Fixed assets, net	5,316	5,978
Goodwill, net	4,359	4,247
Other assets	59	182
Total assets	$28,869	$40,592

LIABILITIES
Current liabilities:
Accounts payable	$2,265	$4,202
Accrued liabilities	1,473	1,671
Credit line borrowings	1,159	1,124
Current portion of long-term bank borrowings	1,726	778
Total current liabilities	6,623	7,775
Other liabilities	62	---
Deferred tax liabilities	252	75
Long-term bank borrowings	314	1,862
Total liabilities	7,251	9,712

SHAREHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	55,682	53,841
Accumulated other comprehensive income	815	601
Accumulated deficit	(34,880)	(23,563)
Total shareholders’ equity	21,618	30,880
Total liabilities and shareholders’ equity	$28,869	$40,592

The accompanying notes are an integral part of these financial statements.

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)
(unaudited)

	Three months		Twelve months
	ended December 31,		ended December 31,
	2007	2006	2007	2006
Net sales	$5,439	$7,191	$22,898	$27,036
Cost of sales	4,895	5,372	16,616	19,251
Gross profit	544	1,819	6,282	7,785
Operating expenses:

Research and development	944	820	2,907	2,341
Sales and marketing	2,451	2,642	9,788	9,774
General and administrative	837	1,038	4,651	4,956
Restructure expense	60	0	457	734
Total operating expenses	4,292	4,500	17,803	17,805
Loss from operations	(3,748)	(2,681)	(11,521)	(10,020)
Other income (expense):

Interest income/ (expense)	128	113	395	483

Loss before income taxes	(3,620)	(2,568)	(11,126)	(9,537)
Benefit from (provision for) income taxes	(45)	(216)	(190)	(113)
Net loss	$(3,665)	$(2,784)	$(11,316)	$(9,650)

Net loss per share - basic and diluted	$(0.31)	$(0.24)	$(0.98)	$(0.85)

Shares used in computing net loss per share - basic and diluted	11,600	11,392	11, 500	11,385

The accompanying notes are an integral part of these financial statements